Exhibit 99.2

Why Genius Sports Went Public Via U.S. SPAC

Bloomberg Markets: The Close

October 27, 2020

Anchor: Turning now to our deals report. Genius Sports announced it would go public earlier today. This is the UK gaming tech firm gonna be valued at about $1.5 billion following a reverse merger with Harry You’s dmY Technologies. Genius Sports is the first company in the UK to go public via a US SPAC. Our own Ed Hammond caught up with CEO Mark Locke earlier. Take a listen.

Mark Locke: I think the opportunity. I mean we’re a global company. The opportunity in emerging markets is very exciting and taking our business and positioning ourselves as a New York stock exchange listed entity gives us all the benefits of a traditional listing i.e. access to capital, a strong investor base that really understands the market but really gives us the ability to focus on these emerging markets such as the United States.

Ed Hammond: And is that where the growth opportunity is for a company like Genius to actually go out beyond the UK and look at as you say? Well it’s funny to think of the US as an emerging market but certainly a growth market.

Mark Locke: Yeah sure I mean we’re truly global so we operate in all regulated markets globally but what we’re seeing increasingly is that the markets are becoming more regulated. You know, the United States with the passing of PASPA a couple of years ago is seeing very very rapid growth. We’re seeing rapid develops also in South America and actually in Germany as well. So there’s an awful lot of opportunity globally and I think the United States really gives up an opportunity to take the foundations that we’ve built, the product sets that we’ve built. The fact that we’ve reached critical mass in our product set and take that business forward and take advantage of the opportunities that we’re presented there.

Ed Hammond: Just a question Mark about going into the public markets at a time when there is so much volatility, so much uncertainty and then you do become obviously subject to those huge swings. Why now? Why not wait until there’s more slightly normalized economic situation?

Mark Locke: Yeah, well it’s an interesting question. I mean we’re given an opportunity now to capitalize on the investment and the developments that we’ve made over the past few years. We were acquired a couple of years ago by Apax which is a very large, very well regarded private equity firm that’s been incredibly supportive to our growth journey and I think where we’ve got to now is we’ve gotten to a position where it’s the right time for the business to progress with further investments, and again the access to capital that the stock market gives us makes that easier. But also on top of that, the opportunities that going to come up in the next few years for acquisition and M&A opportunities. So I think where we’re seeing the market is we’re seeing ourselves incredibly well placed in the United States, we’ve got the critical mass and now we’ve got the right capital structure to really take the business forward.

Ed Hammond: Look the SPAC model as I’ve mentioned is obviously extremely hot recently and has therefore drawn probably rightly a lot of skepticism from people. They’ll say look there’s just too much money in the space. There are too many new blank check companies sort of scouring over the corporate world to try and find targets. Did you have any reservations about going down this route because of that? That sort of skepticism about the SPAC model?

Mark Locke: I think the important thing is to make sure that you choose the partner wisely and you know we’ve got an incredibly unique business, we’re well positioned, we’ve got very very strong financials even through COVID, we’ve experienced extremely strong growth. So from our point of view, picking the right partner allowed us to achieve the goals of a fast listing that gave us the ability to concentrate on continuing to deliver for our customers, for our partners. And keeping focused on our core business was really the goal.

Ed Hammond: You talked a little bit about the geographic opportunities. What are sort of the facts that you need to see happening in the markets to make this company really realize its potential in terms of growth?

Mark Locke: It’s interesting actually because we’re a supplier to virtually all of the sports betting operators you’ve heard of and as such, an investment in Genius is in a way really of investing in the sector – continuing regulation and continuing growth of this sector. In the United States, we’ve seen a lot of new States come online, as they become licensed. We are extremely progressive in our licensing. We’re licensed in 10 states, 3 tribal states as well and have applications going into all of the others that are available to us. So we’re well positioned to take advantage of that growth. I think there’s an expression in the UK which is a rising tide lifts all boats and I really think that for our business that’s something that we benefit from in the regulated markets.

###

2